Exhibit 10.1

Execution Version

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

DOVER CORPORATION

AND

APERGY CORPORATION

DATED AS OF

May 9, 2018

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Article VI GENERAL AND ADMINISTRATIVE		20
6.1	Sharing of Participant Information	20
6.2	Audit Rights with Respect to Information Provided	21
6.3	Fiduciary Matters	21
6.4	Consent of Third Parties	21
6.5	Confidentiality of Employee Information	21
6.6	Cooperation	21
6.7	Subsequent Transfers of Employment	22

Article VII GENERAL PROVISIONS		22
7.1	Complete Agreement	22
7.2	Counterparts	22
7.3	Survival of Agreements	23
7.4	Notices	23
7.5	Termination	23
7.6	Severability	23
7.7	Assignment; No Third-Party Beneficiaries	24
7.8	Governing Law	24
7.9	Consent to Jurisdiction	24
7.10	Dispute Resolution	25
7.11	Specific Performance	25
7.12	Amendment	25
7.13	Rules of Construction	25
7.14	Authorization	26
7.15	Schedules	27
7.16	Subsidiaries	27
7.17	No Circumvention	27

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EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT is entered into as of May 9, 2018, by and between Dover Corporation, a Delaware corporation (“Dover”), and Apergy Corporation, a Delaware corporation (“Apergy” and together with Dover, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the board of directors of Dover has determined that it is in the best interests of Dover and its shareholders to create a new publicly traded company which shall operate the Apergy Business;

WHEREAS, in furtherance thereof, Dover and Apergy have entered into that certain Separation and Distribution Agreement dated May 9, 2018 (the “Separation Agreement”); and

WHEREAS, as contemplated by the Separation Agreement, Dover and Apergy desire to enter into this Agreement to provide for the allocation of Assets, Liabilities, and responsibilities with respect to certain matters relating to Employees (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Separation Agreement.

“Adjusted Dover Option” has the meaning set forth in Section 5.2(a).

“Adjusted Dover RSU” has the meaning set forth in Section 5.3(a).

“Adjusted Dover SSAR” has the meaning set forth in Section 5.2(a).

“Agreement” means this Employee Matters Agreement, together with all schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 7.12.

“Apergy” has the meaning set forth in the preamble to this Agreement.

“Apergy 401(k) Plan” means the Wellsite 401(k) Savings Plan, a tax-qualified 401(k) defined contribution savings plan established by a member of the Apergy Group effective as of the Plan Separation Date.

“Apergy Employee” means any individual who, as of the applicable date of determination, is either actively employed by or then on a leave of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act or other applicable Law and other approved leaves) from any member of the Apergy Group.

“Apergy FSAs” has the meaning set forth in Section 4.3.

“Apergy Long Term Incentive Plan” means the Apergy Corporation 2018 Equity and Cash Incentive Plan adopted by Apergy prior to the Effective Time under which the Apergy equity-based awards and long term cash incentive awards described in Article V shall be issued.

“Apergy Participant” means any individual who is an Apergy Employee, a Former Apergy Employee, a member of or other participant in an Apergy Benefit Plan, or a beneficiary, dependent, alternate payee, or other person participating in an Apergy Benefit Plan in respect of any of the foregoing persons.

“Apergy Pension Plan” has the meaning set forth in Section 3.2(b).

“Apergy Ratio” has the meaning set forth in Section 5.2(b)(i).

“Benefit Plan” when immediately preceded by “Dover,” means any plan, policy, program, payroll practice, on-going arrangement, Contract, trust, insurance policy, or other agreement or funding vehicle (including a Health and Welfare Plan) for which the eligible classes of participants include employees or former employees (and their respective eligible dependents) of a member of the Dover Group or, prior to the applicable Plan Separation Date only, a member of the Apergy Group, and when immediately preceded by “Apergy,” means any plan, policy, program, payroll practice, on-going arrangement, Contract, trust, insurance policy, or other agreement or funding vehicle (including a Health and Welfare Plan) which is sponsored exclusively by the members of the Apergy Group or for which the eligible classes of participants exclusively include employees or former employees (and their respective eligible dependents) of members of the Apergy Group.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

“Dover” has the meaning set forth in the preamble to this Agreement.

“Dover 401(k) Plan” means the Dover Corporation Retirement Savings Plan.

“Dover Deferred Compensation Plan” means the Dover Corporation Deferred Compensation Plan, as amended and restated as of January 1, 2009.

“Dover Employee” means any individual who, as of the applicable date of determination, is either actively employed by or then on a leave of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act or other applicable Law and other approved leaves) from any member of the Dover Group, but does not include any Apergy Employee.

“Dover Equity Plan” means the Dover Corporation 2012 Equity and Cash Incentive Plan, the Dover Corporation 2005 Equity and Cash Incentive Plan, and any other equity incentive plan sponsored or maintained by Dover immediately prior to the Effective Time, each as amended from time to time.

“Dover FSAs” has the meaning set forth in Section 4.3.

“Dover Participant” means any individual who is a Dover Employee, a Former Dover Employee, or a beneficiary, dependent, alternative payee, or other person participating in a Dover Benefit Plan in respect of either of the foregoing.

“Dover Pension Replacement Plan” means the Dover Corporation Pension Replacement Plan, as amended and/or restated from time to time.

“Dover Performance Share” means a performance share granted pursuant to any Dover Equity Plan.

“Dover Ratio” has the meaning set forth in Section 5.2(a)(i).

“Dover U.S. Pension Plan” means the Dover Corporation Pension Plan, a U.S. defined benefit pension plan.

“Employee” means any Dover Employee or Apergy Employee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulations in force under that provision.

“Estimated Pension Plan Transfer Amount” has the meaning set forth in Section 3.2(c)(ii)(B).

“Final Pension Plan Transfer Amount” has the meaning set forth in Section 3.2(c)(ii)(D).

“Final Transfer Date” has the meaning set forth in Section 3.2(c)(ii)(E).

“Former Apergy Employee” means, as of the applicable date of determination, any individual whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before such applicable date, and who primarily worked for an Apergy Business at the time of termination of his or her employment.

“Former Dover Employee” means, as of the applicable date of determination, any individual whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before such applicable date, other than a Former Apergy Employee.

“Former Norris USW Employee” means a Former Apergy Employee who has an accrued benefit under the Dover U.S. Pension Plan as a result of participating in the Dover U.S. Pension Plan pursuant to a collective bargaining agreement with the United Steelworkers of America covering employees of Dover’s Norris division.

“Health and Welfare Plans” means, when immediately preceded by “Dover,” the health and welfare plans established and sponsored by any member of the Dover Group, and when immediately preceded by “Apergy,” the health and welfare plans exclusively sponsored and maintained by the Apergy Group prior to or after the applicable Plan Separation Date, in each case excluding any governmental plans.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Incentive Stock Option” means an option which qualifies as an incentive stock option under the provisions of Section 422 of the Code.

“Initial Transfer Amount” has the meaning set forth in Section 3.2(c)(ii)(C).

“IRS” means the Internal Revenue Service.

“Local Agreement” means any local transfer agreement that provides for the transfer of Assets and the assumption of Liabilities relating to, arising out of or resulting from the transactions contemplated by the Separation Agreement.

“New York Courts” has the meaning set forth in Section 7.9.

“Norris USW Employee” means an Apergy Employee as of the Effective Time who has an accrued benefit under the Dover U.S. Pension Plan as a result of participating in the Dover U.S. Pension Plan pursuant to a collective bargaining agreement with the United Steelworkers of America covering employees of Dover’s Norris division.

“Norris USW Participant” means any individual who is a Norris USW Employee, a Former Norris USW Employee, or a beneficiary, alternate payee, or other person participating in the Dover U.S. Pension Plan in respect of any of the foregoing persons.

“Option” when immediately preceded by “Dover,” means an option (either nonqualified or an Incentive Stock Option) to purchase shares of Dover Common Stock pursuant to a Dover Equity Plan and, when immediately preceded by “Apergy,” means an option (either nonqualified or an Incentive Stock Option) to purchase shares of Apergy Common Stock, which option is granted pursuant to the Apergy Long Term Incentive Plan as set forth in Section 5.2.

“Participating Company” means (a) Dover, (b) any Person (other than an individual) that Dover has approved for participation in, and which is a participating employer in, a Benefit Plan, and (c) any Person (other than an individual) which, by the terms of such a Benefit Plan, is a participating employer in such Benefit Plan.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Plan Separation Date” means January 1, 2018.

“Post-Distribution Price” with respect to a share of common stock, means the average closing price for such common stock for five (5) consecutive trading days commencing on the Distribution Date.

“Post-Effective Time Transfer Individual” has the meaning set forth in Section 2.10.

“Pre-Distribution Price” with respect to a share of common stock, means the average closing price for such common stock trading on the “regular way” basis on the NYSE for the five (5) consecutive trading days immediately preceding the Distribution Date.

“RSU” when immediately preceded by “Dover,” means a unit granted or provided by Dover pursuant to a Dover Equity Plan or the Dover Deferred Compensation Plan, representing a general unsecured promise by Dover to deliver a share (or cash in respect of a share) of Dover Common Stock, and when immediately preceded by “Apergy,” means a unit granted by Apergy representing a general unsecured promise by Apergy to deliver a share of Apergy Common Stock, which unit is granted pursuant to the Apergy Long Term Incentive Plan as set forth in Section 5.3.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“SSAR” when immediately preceded by “Dover,” means a right to receive a payment in shares of Dover Common Stock equal in value to the increase in value in a share of Dover Common Stock over a designated strike price pursuant to a Dover Equity-Based Plan and, when immediately preceded by “Apergy,” means a right to receive a payment in shares of Apergy Common Stock equal in value to the increase in value in a share of Apergy Common Stock over a designated strike price, which right is granted pursuant to the Apergy Long Term Incentive Plan as set forth in Section 5.2.

“True-Up Amount” has the meaning set forth in Section 3.2(c)(ii)(E).

“U.S.” means the United States of America.

ARTICLE II

GENERAL PRINCIPLES; EMPLOYMENT TERMS

2.1 General Principles. All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council, or similar Contract or arrangement with any labor union. The provisions of this Agreement shall apply in respect of all jurisdictions wherever situated in accordance with applicable Law. Notwithstanding the foregoing, to the extent the provisions of this Agreement conflict with the provisions of a Local Agreement or, in respect of jurisdictions outside of the U.S., with the terms of an offer letter or other Contract entered into with an Apergy Employee or a Dover Employee, the terms of such Local Agreement, offer letter or other Contract, as applicable, shall govern.

2.2 Continuation or Transfer of Employment.

(a) Continuation or Transfer of Employment of Apergy Employees. Except as otherwise set forth in this Agreement, effective no later than immediately prior to the Effective Time, the employment of each Apergy Employee shall be continued by a member of the Apergy Group or shall be assigned and transferred to a member of the Apergy Group (in each case, with such member as determined by Apergy), or the Apergy Employee shall be engaged as a service provider to the Apergy Group. Apergy or another member of the Apergy Group confirms that it is a successor employer to Dover or a member of the Dover Group under all applicable employment and labor standards Laws. The Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Apergy Employees following such continuation or transfer, as applicable.

(i) For Employees in the jurisdictions where the transfer of employment is by way of employer substitution, Apergy or its relevant Subsidiary or Affiliate shall effectuate an employer substitution, unless the Parties agree otherwise, no later than immediately prior to the Effective Time with respect to each such Employee, in accordance with applicable Law, pursuant to which each relevant Subsidiary or Affiliate will employ such Employee.

(ii) For Employees in the jurisdictions where the transfer is by way of termination/resignation and re-hire, Apergy or its relevant Subsidiary or Affiliate shall offer employment to each such Employee effective no later than immediately prior to the Effective Time, or as otherwise agreed between the Parties, and Dover or its relevant Subsidiary or Affiliate shall terminate such Employees but only then in accordance with applicable Law.

(b) Continuation or Transfer of Employment of Dover Employees. Except as otherwise set forth in this Agreement, effective no later than immediately prior to the Effective Time, the employment of each Dover Employee shall be continued by a member of the Dover Group or shall be assigned and transferred to a member of the Dover Group (in each case, with such member as determined by Dover). The Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Dover Employees following such continuation or transfer, as applicable.

(i) For Employees in the jurisdictions where the transfer of employment is by way of employer substitution, Dover or its relevant Subsidiary or Affiliate shall effectuate an employer substitution, unless the Parties agree otherwise, no later than immediately prior to the Effective Time with respect to each such Employee, in accordance with applicable Law, pursuant to which each relevant Subsidiary or Affiliate will employ such Employee.

(ii) For Employees in the jurisdictions where the transfer is by way of termination/resignation and re-hire, Dover or its relevant Subsidiary or Affiliate shall offer employment to each such Employee effective no later than immediately prior to the Effective Time, or as otherwise agreed between the Parties, and Apergy or its relevant Subsidiary or Affiliate shall terminate such Employees but only then in accordance with applicable Law.

2.3 Assumption and Retention of Liabilities.

(a) Apergy Liabilities. Dover and Apergy intend that all employment, compensation, and employee benefits-related Liabilities associated with Apergy Participants are to be assumed by Apergy or another member of the Apergy Group (as determined by Apergy), except as specifically set forth herein. Except as expressly provided in this Agreement, as of the Effective Time, (i) Apergy hereby retains or assumes and agrees to (or shall cause another member of the Apergy Group to) pay, perform, fulfill, and discharge, (ii) Dover shall have no further Liability with respect to, and (iii) Apergy shall indemnify Dover with respect to the following Liabilities, in all events whether arising prior to, as of, or following the Effective Time: (A) all Liabilities arising under or related to Apergy Benefit Plans, (B) all employment (including workers’ compensation), compensation (including wages, salaries, commissions, bonuses, fees, all unused entitlements to vacation earned by the Apergy Participant, and payment and withholding of social security and similar Taxes and contributions), employee benefits, or service-related Liabilities (including moving, relocation, repatriation, and immigration-related obligations), in each case, with respect to (x) all Apergy Participants as of the Effective Time and (y) any individual who is, or was, a dependent or independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to a member of the Apergy Group, including Liabilities relating to adopting and maintaining any policies or practices necessary to comply with employment-related Laws and requirements relating to the employment of Apergy Employees or such individuals described in the foregoing clause (y), (C) all Liabilities with respect to any and all collective bargaining agreements, collective agreements, trade union, or works council agreements entered into between any member of the Dover Group and any union, works council, or other body representing exclusively Apergy Employees, (D) all Liabilities and obligations whatsoever with respect to claims made by or with respect to any Apergy Participants in connection with any Apergy Benefit Plan, program, or policy not otherwise retained or assumed by any member of the Dover Group pursuant to this Agreement or otherwise, including such Liabilities relating to actions or omissions of or by any member of the Dover Group or any officer, director, employee or agent thereof as of or prior to the Effective Time, (E) all Liabilities retained or assumed by Apergy or another member of the Apergy Group pursuant to the terms of the Local Agreements, and (F) all Liabilities expressly transferred to a member of the Apergy Group under this Agreement.

(b) Dover Liabilities. Dover and Apergy intend that all employment, compensation, and employee benefits-related Liabilities associated with Dover Participants are to be assumed by Dover or another member of the Dover Group (as determined by Dover), except as specifically set forth herein. Except as expressly provided in this Agreement, as of the Effective Time, (i) Dover hereby retains or assumes and agrees to (or shall cause another member of the Dover Group to) pay, perform, fulfill, and discharge, (ii) Apergy shall have no further Liability with respect to, and (iii) Dover shall indemnify Apergy with respect to the following Liabilities, in all events whether arising prior to, as of or following the Effective Time: (A) all Liabilities arising under or related to Dover Benefit Plans, (B) all employment (including workers’ compensation), compensation (including wages, salaries, commissions, bonuses, fees, all unused entitlements to vacation earned by the Apergy Participant, and payment and withholding of social security and similar Taxes and contributions), employee benefits, or service-related Liabilities (including moving, relocation, repatriation, and immigration-related obligations), in each case, with respect to (x) all Dover Participants as of the Effective Time and (y) any individual who is, or was, a dependent or independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to a member of the Dover Group, including Liabilities relating to adopting and maintaining any policies or practices necessary to comply with employment-related Laws and requirements relating to the employment of Dover Employees or such individuals described in the foregoing clause (y), (C) all Liabilities and obligations whatsoever with respect to claims made by or with respect to any Dover Participants in connection with any Dover Benefit Plan, program or policy not otherwise retained or assumed by any member of the Apergy Group pursuant to this Agreement or otherwise, including such Liabilities relating to actions or omissions of or by any member of the Apergy Group or any officer, director, employee, or agent thereof as of or prior to the Effective Time, (D) all Liabilities retained or assumed by Dover or another member of the Dover Group pursuant to the terms of the Local Agreements, and (E) all Liabilities expressly transferred to a member of the Dover Group under this Agreement.

(c) General. All Liabilities retained or assumed by or allocated to (i) Apergy or any other member of the Apergy Group pursuant to this Agreement shall be deemed to be Apergy Liabilities for purposes of Article VI and Article VIII (and related sections) of the Separation Agreement and (ii) Dover or any other member of the Dover Group pursuant to this Agreement shall be deemed to be Dover Liabilities for purposes of Article VI and Article VIII (and related sections) of the Separation Agreement.

2.4 Assumption of Employee Liabilities. Apergy shall assume and be solely responsible for the administration of severance, notice or pay in lieu of notice, indemnity or other termination pay, or other similar benefits in accordance with applicable Law or the terms and conditions of the applicable offer letter, Contract, severance plan, or policy in effect as of the date of the applicable termination of employment (i) relating to or resulting from (A) the Apergy Group’s failure to continue the employment of any Apergy Employee following the Effective Time, (B) the Apergy Group’s failure to continue employment on terms and conditions which would preclude any claims of constructive dismissal or similar claims under any applicable Law, or (C) any failure by the Apergy Group to comply with the terms of this Agreement as of or prior to the Effective Time or (ii) where such severance, notice or pay in lieu of notice, indemnity or termination pay, or other benefits are required to be paid under applicable Law, the terms and conditions of the applicable offer letter, Contract, a Dover Benefit Plan, or an Apergy Benefit Plan, as applicable, upon the applicable date of any Apergy Employee’s transfer without regard to such terms and conditions or such continuation of employment.

2.5 Cessation as Participating Companies. No later than the Effective Time: (i) each member of the Apergy Group shall have ceased to be a Participating Company in any Dover Benefit Plan, (ii) each member of the Dover Group shall have ceased to be a Participating Company in any Apergy Benefit Plan, and (iii) Dover and Apergy shall have taken all necessary action to effectuate such cessations as Participating Companies.

2.6 No Duplication of Benefits; Service and Other Credit and No Expansion of Participation. Dover and Apergy shall have adopted, or caused to have been adopted, all reasonable and necessary amendments and procedures to prevent Apergy Participants from receiving duplicative benefits pursuant to the Dover Benefit Plans and the Apergy Benefit Plans. With respect to Apergy Participants, except as otherwise provided in this Agreement, each Apergy Benefit Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits, service prior to the applicable Plan Separation Date with a member of the Dover Group shall be treated as service with a member of the Apergy Group in accordance with the terms of the corresponding Dover Benefit Plan. Notwithstanding anything to the contrary, in connection with any Apergy Employee’s break in service, any determination as to service credit shall be made under and in accordance with the applicable Apergy Benefit Plan document, the terms of which shall control in the case of any conflict with this Section 2.6 unless otherwise provided under applicable Law. The Parties shall use their reasonable efforts so that such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations under any Apergy Benefit Plan. Each Apergy Benefit Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to Apergy Participants, to the extent such pre-existing condition limitations were waived with respect to such Apergy Participants under the corresponding Dover Benefit Plan as of immediately prior to the Effective Time. Except (i) as otherwise expressly provided in this Agreement, (ii) as otherwise determined or agreed to by Dover and Apergy, (iii) as required by applicable Law, or (iv) as explicitly set forth in an Apergy Benefit Plan, an Apergy Participant shall be entitled to participate in an Apergy Benefit Plan only to the extent that such Apergy Participant was entitled to participate in the corresponding Dover Benefit Plan as in effect immediately prior to the Effective Time. It is the intent of the Parties that this Agreement does not result in any expansion of (A) the number of Apergy Participants in the Apergy Benefit Plans as compared to the number of such Apergy Participants in the corresponding Dover Benefit Plans or (B) the Apergy Participants’ participation rights in Apergy Benefit Plans as compared to such Apergy Participants’ participation rights in the corresponding Dover Benefit Plans, in each case, as of prior to the Effective Time.

2.7 Reimbursements. From time to time after the Effective Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or any of its Subsidiaries or Affiliates that are made, pursuant to this Agreement, the responsibility of the other Party or any of its Subsidiaries or Affiliates.

2.8 Labor Relations. To the extent required by applicable Law or any Contract or arrangement with a labor union, works council, or similar employee organization, Apergy shall (or shall cause another member of the Apergy Group to) provide notice, engage in consultation, and take any similar action which may be required on its part in connection with the actions contemplated in this Agreement or the Distribution and shall fully indemnify each member of the Dover Group against any Liabilities arising from its failure (or the failure of the applicable member of the Apergy Group) to comply with such requirements.

2.9 Plan Administration. The Parties acknowledge that the Dover Group or the Apergy Group may provide administrative services for certain of the Apergy Group’s benefit programs or the Dover Group’s benefit programs, respectively, for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

2.10 Special Provisions. Notwithstanding any other provision in this Agreement to the contrary, the Senior Vice President & Chief Financial Officer, Senior Vice President, General Counsel & Secretary, and Senior Vice President, Human Resources, and each of them individually, of Dover shall have the discretion, power, and authority to adopt and implement special provisions, rules, or procedures applicable to the employment, compensation, and benefit arrangements of one or more individuals as are deemed necessary or advisable to give effect to the intentions of this Agreement, including special provisions relating to: (i) different equitable adjustments from those set forth in Article V, in the case of a grantee who has outstanding equity-based awards granted under any of the Dover Equity Plans or the Dover Deferred Compensation Plan to the extent that any such officer deems such different treatment to be equitable, necessary or advisable, based on the advice of counsel, (ii) errors in the timing of employment transfers, (iii) issues pertaining to immigration Law requirements, and (iv) any transfer of employment or service of any individuals to a member of the Apergy Group following the Effective Time (each such individual, a “Post-Effective Time Transfer Individual”). To the extent that any such special provisions, rules, or procedures are adopted or implemented with respect to any such Post-Effective Time Transfer Individual, such officer shall use best efforts to treat each such Post-Effective Time Transfer Individual in the same manner as if such Post-Effective Time Transfer Individual’s employment or service was continued, assigned, or transferred, as applicable, to a member of the Apergy Group as of no later than immediately prior to the Effective Time in accordance with Section 2.2(a).

ARTICLE III

DEFINED CONTRIBUTION, DEFINED BENEFIT, AND NON-QUALIFIED

DEFERRED COMPENSATION PLANS IN THE U.S.

3.1 Defined Contribution Plan.

(a) Establishment of Apergy 401(k) Plan and Trust. Effective as of the Plan Separation Date, Apergy established the Apergy 401(k) Plan and any trust agreements or other plan documents reasonably necessary, and caused trustees to be appointed for such plan.

(b) Assumption of Liabilities and Transfer of Assets. In accordance with applicable Law, Dover and Apergy caused the accounts under the Dover 401(k) Plan of each Apergy Employee to be transferred to the Apergy 401(k) Plan as soon as practicable after the Plan Separation Date in the following manner: (i) Dover caused the accounts (including any outstanding loan balances) of each Apergy Employee as of the Plan Separation Date in the Dover 401(k) Plan to be transferred as soon as practicable after the Plan Separation Date to the Apergy 401(k) Plan and its related trust, (ii) the Apergy 401(k) Plan assumed and became solely responsible for all Liabilities relating to the accounts that were so transferred to the Apergy 401(k) Plan and its related trust as of the time of such transfer, and (iii) Apergy caused such transferred accounts to be accepted by the Apergy 401(k) Plan and its related trust and caused the Apergy 401(k) Plan to satisfy all protected benefit requirements under the Code and applicable Law with respect to the transferred accounts.

(c) Establishment of Apergy 401(k) Plan Employer Securities Fund. Effective as of the Plan Separation Date, Dover and Apergy established a Dover employer securities fund under the Apergy 401(k) Plan. Shares of Dover Common Stock held in the Dover 401(k) Plan were transferred in kind to the new Dover employer securities fund under the Apergy 401(k) Plan pursuant to Section 3.1(b). Effective as of the Plan Separation Date, Apergy Participants in the Apergy 401(k) Plan have been and are prohibited from increasing their holdings in the Dover employer securities fund and may elect to liquidate their holdings in such Dover employer securities fund and invest the proceeds in any other investment fund under the Apergy 401(k) Plan.

(d) Employer Securities. Dover and Apergy each presently intend to preserve the right of Dover Participants and Apergy Participants to receive distributions in kind of employer securities from, respectively, the Dover 401(k) Plan and the Apergy 401(k) Plan, if, and to the extent, investments under such plans are comprised of Apergy Common Stock or Dover Common Stock, respectively; provided, that, Dover shall cause the Dover 401(k) Plan to provide that, no later than twelve (12) months following the Effective Time, the Dover 401(k) Plan shall hold no separate investment fund comprised of Apergy Common Stock and Apergy shall cause the Apergy 401(k) Plan to provide that, no later than twelve (12) months following the Effective Time, the Apergy 401(k) Plan shall not hold a separate investment fund comprised of Dover Common Stock. Each of Dover and Apergy shall authorize the appropriate plan fiduciary to determine, in its discretion, the extent to which and when Dover Common Stock (in the case of the Apergy 401(k) Plan) and Apergy Common Stock (in the case of the Dover 401(k) Plan) shall cease to be investment alternatives thereunder.

3.2 U.S. Defined Benefit Plans.

(a) Dover U.S. Pension Plan. No Apergy Participant shall accrue any additional benefits under the Dover U.S. Pension Plan for services performed following the Effective Time. Effective as of the Effective Time, each Apergy Participant in the Dover U.S. Pension Plan who is not a Norris USW Participant shall become fully vested in such Apergy Participant’s accrued benefit provided under such plan. Following the Effective Time, Dover shall retain and be solely responsible for all Dover U.S. Pension Plan Liabilities and obligations other than those Liabilities and obligations transferred to the Apergy Pension Plan pursuant to Section 3.2(c), and accordingly, there shall be no transfer of Assets or Liabilities among Dover, Apergy or any of their respective Subsidiaries, Affiliates, or plans in respect of the Dover U.S. Pension Plan with respect to each Apergy Participant except as set forth in Section 3.2(c).

(b) Establishment of Apergy Pension Plan. No later than the Effective Time, Dover and Apergy shall have adopted, or caused to have been adopted, a defined benefit pension plan (such new defined benefit pension plan, the “Apergy Pension Plan”) that is intended to meet the requirements of Section 401(a) of the Code and related trust that is intended to meet the requirements of Section 501(a) of the Code to provide retirement benefits to the Norris USW Participants who immediately prior to the Effective Time were participants in the Dover U.S. Pension Plan. Apergy shall be responsible for taking all necessary, reasonable, and appropriate actions to maintain and administer the Apergy Pension Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, including promptly seeking and obtaining a favorable determination letter from the IRS as to such qualification. Apergy (acting directly or through another member of the Apergy Group) shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the Apergy Pension Plan.

(c) Norris USW Participants.

(i) Assumption of Dover U.S. Pension Plan Liabilities. Effective as of the Effective Time, Apergy (acting directly or through another member of the Apergy Group) agrees to cause the Apergy Pension Plan to assume, fully perform, pay, and discharge all Liabilities and obligations under the Dover U.S. Pension Plan relating to all benefits accrued under the Dover U.S. Pension Plan by Norris USW Participants solely as a result of participating in such plan pursuant to a collective bargaining agreement with the United Steelworkers of America covering employees of Dover’s Norris Division as of the Effective Time.

(ii) Transfer of the Dover U.S. Pension Plan Assets.

(A) The Parties intend that the portion of the Dover U.S. Pension Plan covering Norris USW Participants which represents benefits accrued under the Dover U.S. Pension Plan solely as a result of such Norris USW Participants’ participation in such plan pursuant to a collective bargaining agreement with the United Steelworkers of America covering employees of Dover’s Norris Division shall be transferred to the Apergy Pension Plan in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA. It is intended that the transfers of Assets and Liabilities relating to the Norris USW Participants shall satisfy the de minimis rule of Treasury Regulations Section 414(l)-1(n)(2) and shall be deemed to comply with Section 414(l) of the Code so that no IRS Form 5310-A shall be filed with respect to such transfers.

(B) Prior to the Effective Time (or such later time as mutually agreed by the Parties), Dover shall cause the Dover U.S. Pension Plan actuary to determine the estimated value, as of the Effective Time, of the Assets from the trust of the Dover U.S. Pension Plan to be transferred to the trust of the Apergy Pension Plan (the “Estimated Pension Plan Transfer Amount”).

(C) As of the Effective Time (or such later time as mutually agreed by the Parties), Dover and Apergy shall cooperate in good faith to cause an initial transfer of Assets from the trust of the Dover U.S. Pension Plan to the trust of the Apergy Pension Plan in an amount to be approximately ninety percent (90%) of the Estimated Pension Plan Transfer Amount (such amount, the “Initial Transfer Amount”). Assets may be transferred in cash, cash equivalents, securities, Assets in kind or in a combination thereof, as determined by Dover in its sole discretion.

(D) Within ninety (90) days (or such later time as mutually agreed by the Parties) following the Effective Time, Dover shall cause the Dover U.S. Pension Plan actuary to provide Apergy with a revised calculation of the value, as of the Effective Time, of the Assets from the trust of the Dover U.S. Pension Plan to be transferred to the trust of the Apergy Pension Plan. This revised value, as of the Effective Time, of the Assets from the trust of the Dover U.S. Pension Plan to be transferred to the trust of the Apergy Pension Plan as determined in accordance with this Section 3.2(c)(ii)(D) shall be referred to herein as the “Final Pension Plan Transfer Amount.”

(E) Within ten (10) days (or such later time as mutually agreed by the Parties) following the determination of the Final Pension Plan Transfer Amount, Dover shall cause the trust of the Dover U.S. Pension Plan to transfer to the trust of the Apergy Pension Plan (the date of such transfer, the “Final Transfer Date”) the amount, in cash, cash equivalents, securities, other Assets in kind or in a combination thereof, as determined by Dover in its sole discretion, equal to (i) the Final Pension Plan Transfer Amount minus (ii) the Initial Transfer Amount (such difference, as adjusted to reflect fees or charges paid or incurred and earnings or losses as determined based on the actual rate of return of the trust of the Dover U.S. Pension Plan for the period commencing as of the Effective Time and ending on a commercially reasonable date in advance of the Final Transfer Date, the “True-Up Amount”); provided, that in the event the True-Up Amount is negative, Dover shall not be required to cause any such additional transfer and instead Apergy shall be required to cause a transfer of cash, cash equivalents, or securities (or, in its discretion, if acceptable to Dover, Assets in kind) from the trust of the Apergy Pension Plan to the trust of the Dover U.S. Pension Plan, as required, in an amount equal to the absolute value of the True-Up Amount. The Parties acknowledge that the transfer of the True-Up Amount from the trust of the Dover U.S. Pension Plan to the trust of the Apergy Pension Plan, if applicable, shall be in full settlement and satisfaction of the obligations of Dover to cause the transfer of, and the trust of the Dover U.S. Pension Plan to transfer, Assets to the trust of the Apergy Pension Plan pursuant to this Section 3.2(c)(ii)(E). In the event that Apergy is obligated to cause the trust of the Apergy Pension Plan to reimburse the trust of the Dover U.S. Pension Plan pursuant to this Section 3.2(c)(ii)(E), such reimbursement shall be performed in accordance with the same principles set forth herein with respect to the payment of the True-Up Amount from the trust of the Apergy Pension Plan to the trust of the Dover U.S. Pension Plan. The Parties acknowledge that the transfer of such reimbursement amount from the trust of the Apergy Pension Plan to the trust of the Dover U.S. Pension Plan, if applicable, shall be in full settlement and satisfaction of the obligations of Apergy to cause the transfer of, and the trust of the Apergy Pension Plan to transfer, Assets to the trust of the Dover U.S. Pension Plan pursuant to this Section 3.2(c)(ii)(E).

3.3 Non-Qualified Deferred Compensation Plans.

(a) Dover Deferred Compensation Plan. No Apergy Participant shall defer any compensation under the Dover Deferred Compensation Plan attributable to services performed on or following the Plan Separation Date. For the avoidance of doubt, the account balance of each Apergy Participant under the Dover Deferred Compensation Plan shall continue to change based on such Apergy Participant’s individual investment elections. Effective as of the Effective Time, a member of the Apergy Group shall assume all Dover Deferred Compensation Plan Liabilities determined as of immediately prior to the Effective Time, with respect to each Apergy Participant who is an Apergy Employee as of the Effective Time.

(b) Dover Pension Replacement Plan. No later than the Effective Time, Dover shall amend the Dover Pension Replacement Plan to (i) freeze benefit accruals under the Dover Pension Replacement Plan effective as of immediately prior to the Effective Time with respect to Apergy Participants who are actively accruing a benefit under the Dover Pension Replacement Plan immediately prior to the Effective Time, (ii) convert the benefit determined under clause (i) to an account balance effective as of immediately prior to the Effective Time, and (iii) reduce the amount determined under clause (ii) by any Taxes the Apergy Participant would be required to pay as a result of the conversion described in clause (ii) as permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii). Effective as of the Effective Time, a member of the Apergy Group shall assume all Dover Pension Replacement Plan Liabilities determined pursuant to the preceding sentence with respect to each Apergy Participant who is an Apergy Employee as of the Effective Time.

(c) Establishment of Apergy Deferred Compensation Plan. Prior to the Effective Time, a member of the Apergy Group shall have adopted, or caused to have been adopted, a non-qualified deferred compensation benefit plan, which will serve as the plan document for the Dover Pension Replacement Plan Liabilities and Dover Deferred Compensation Plan Liabilities assumed by a member of the Apergy Group in accordance with Sections 3.3(a) and 3.3(b).

(d) Harbison-Fischer Manufacturing Company Restoration of Income Plan and Harbison-Fischer Manufacturing Company Deferred Compensation Agreement. As of and following the Effective Time, Apergy (or another applicable member of the Apergy Group) shall retain all Liabilities and the administration of the Harbison-Fischer Manufacturing Company Restoration of Income Plan and the Harbison-Fischer Manufacturing Company Deferred Compensation Agreement.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Cessation of Participation in Dover Health and Welfare Plans. Effective as of the Plan Separation Date, Apergy established Apergy Health and Welfare Plans which generally correspond to the Dover Health and Welfare Plans which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits in which certain Apergy Participants participated immediately prior to the Plan

Separation Date. Effective as of immediately prior to the Plan Separation Date, such Apergy Participants ceased to participate in the Dover Health and Welfare Plans in which they participated and effective as of the Plan Separation Date commenced participation in the corresponding Apergy Health and Welfare Plans. Apergy caused those Apergy Participants who participated in Dover Health and Welfare Plans immediately prior to the Plan Separation Date to be automatically enrolled as of the Plan Separation Date in the Apergy Health and Welfare Plans corresponding to the Dover Health and Welfare Plans in which such Apergy Participants participated immediately prior to the Plan Separation Date. The transfer of employment from a member of the Dover Group to a member of the Apergy Group prior to or as of the Effective Time shall not be treated as a “status change” with respect to any Apergy Employee under the Dover Health and Welfare Plans or the Apergy Health and Welfare Plans.

4.2 Allocation of Health and Welfare Plan Liabilities.

(a) Health and Welfare Claims. Except as set forth in Section 4.2(b), Dover shall retain and be solely responsible for all outstanding Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by Apergy Participants under the Dover Health and Welfare Plans prior to the Plan Separation Date.

(b) Short-Term and Long-Term Disability Coverage Liabilities. From and after the Effective Time, Apergy shall, or shall cause another member of the Apergy Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, all Liabilities relating to, arising out of, or resulting from short-term or long-term disability coverage for Apergy Participants under the Dover Health and Welfare Plans, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined and (iii) whether the facts on which they are based occurred prior to, on or after the date hereof.

4.3 Flexible Spending Plan Treatment in the U.S. Effective as of the Plan Separation Date, Apergy established a dependent care spending account and a medical care spending account under a cafeteria plan meeting the requirements of Section 125 of the Code (collectively, the “Apergy FSAs”), which Apergy FSAs have terms that are substantially identical to the analogous Dover cafeteria plan and dependent care and medical care flexible spending accounts (collectively, the “Dover FSAs”) as were in effect immediately prior to the Plan Separation Date. As of the Plan Separation Date, Dover transferred the account balances (if any) under the Dover FSAs of each Apergy Employee who elected to participate therein to the corresponding Apergy FSAs. The Apergy FSAs assumed responsibility as of the Plan Separation Date for all outstanding dependent care and medical care claims under the Dover FSAs of each Apergy Employee and assumed and agreed to perform the obligations from and after the Plan Separation Date. On and following the Plan Separation Date, the contribution elections (if any) of each Apergy Employee as in effect immediately prior to the Plan Separation Date shall remain in effect under the applicable Apergy FSA. As of the Plan Separation Date, Dover transferred to Apergy an amount equal to the total contributions made to the Dover FSAs by Apergy Employees in respect of the plan year immediately prior to the plan year in which the Plan Separation Date occurs, reduced by an amount equal to the total claims already paid to Apergy Employees in respect of such immediately preceding plan year, if any. From and after the Plan Separation Date, Dover has provided and shall provide Apergy with such information that any member of the Apergy Group may reasonably request to enable it to verify any claims information pertaining to a Dover FSA.

4.4 Workers’ Compensation Liabilities.

(a) Apergy Liabilities. All workers’ compensation Liabilities relating to, arising out of or resulting from any claim by Apergy Employees or Former Apergy Employees that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, as of or prior to the Effective Time and while such individual was employed by either Party or its respective Subsidiaries or Affiliates shall be assumed, or retained as the case may be, by Apergy as of the Effective Time. Each member of the Apergy Group shall also be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by an Apergy Employee or Former Apergy Employee that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Effective Time. Effective as of the Effective Time, Apergy, acting through the applicable member of the Apergy Group employing each Apergy Employee, will be responsible for obtaining workers’ compensation insurance, including providing all collateral required by the insurance carriers. To the extent that such insurance coverage cannot be either assigned to or obtained by Apergy or another member of the Apergy Group, in respect of claims and Liabilities otherwise to be assumed by Apergy or another member of the Apergy Group pursuant to Section 2.3(a) and this Section 4.4(a), Dover shall remain primarily liable for such claims and Liabilities, but Apergy shall indemnify and hold harmless Dover for any such claims and Liabilities. If the preceding sentence applies, then at one or more mutually agreed upon dates, Dover will determine, in its sole discretion, the total amount paid with respect to such claims and Liabilities and Apergy shall reimburse Dover for that amount; provided, however, with respect to any such claim or Liability, Apergy shall only be required to reimburse Dover to the extent the total amount paid with respect to such claim or Liability, as determined by Dover, in its sole discretion, taken together with any other amounts owed with respect to claims described in Section 9.3(a) of the Separation Agreement, exceeds the aggregate amount set forth on Schedule 1.1(50)(i)(a) to the Separation Agreement.

(b) Assignment of Contribution Rights. Dover will transfer and assign (or cause a member of the Dover Group to transfer and assign) to a member of the Apergy Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which Apergy is responsible pursuant to Section 2.3(a) and this Article IV. Apergy will transfer and assign (or cause a member of the Apergy Group to transfer and assign) to a member of the Dover Group all rights to seek contribution or damages from any applicable third party (such as a third party who aggravates an injury to a worker who makes a workers’ compensation claim) with respect to any workers’ compensation claim for which Dover is responsible pursuant to Section 2.3(b).

(c) Collateral. As of and after the Effective Time, Apergy (acting directly or through another member of the Apergy Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the Apergy Group under Section 2.3(a) and this Article IV. Dover (acting directly or through another member of the Dover Group) shall be responsible for providing all collateral required by insurance carriers in connection with workers’ compensation claims for which Liability is allocated to the Dover Group under Section 2.3(b).

4.5 Payroll Taxes and Reporting. To the fullest extent permitted by applicable Law, Dover and Apergy shall, to the extent practicable, (i) treat Apergy (or another member of the Apergy Group designated by Apergy) as a “successor employer” and Dover (or the appropriate member of the Dover Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code (or analogous terms under applicable Law, including the Employment Insurance and Quebec Parental Insurance Plan and the Canada Pension Plan and Quebec Pension Plan), with respect to Apergy Employees for purposes of Taxes imposed under the U.S. Federal Unemployment Tax Act or the U.S. Federal Insurance Contributions Act or other applicable Laws, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Apergy Employee for the year in which the Effective Time occurs. Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement, each member of the Dover Group and each member of the Apergy Group shall each bear its responsibility for payroll Tax obligations and for the proper reporting to the appropriate Governmental Entities of compensation earned by their respective employees after the Effective Time, including compensation related to the exercise of stock options or the vesting or exercise of other equity awards.

4.6 COBRA Compliance in the U.S.. As of the Plan Separation Date, Apergy assumed responsibility for and has been and is responsible for administering compliance with the health care continuation requirements of COBRA, in accordance with the provisions of the Apergy Health and Welfare Plans, with respect to Apergy Participants who incurred a COBRA qualifying event under the Dover Health and Welfare Plans at any time prior to the Plan Separation Date. Apergy also has been and is responsible for administering compliance with the health care continuation requirements of COBRA and the corresponding provisions of the Apergy Health and Welfare Plans with respect to Apergy Employees and their covered dependents who incur a COBRA qualifying event under the Apergy Health and Welfare Plans at any time on or after the Plan Separation Date.

4.7 Vacation, Holidays, Approved Leaves of Absence, and Paid Time Off. As of or prior to the Effective Time, the applicable member of the Apergy Group shall have credited each Apergy Employee with the unused vacation days, holidays, annual leave, or other approved leave of absence, and personal, and sickness days that such Apergy Employee has accrued immediately prior to the Effective Time (not previously paid or required to be paid) in accordance with the vacation and personnel policies applicable to such Apergy Employee immediately prior to the Effective Time.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY AND EQUITY-BASED COMPENSATION,

AND OTHER BENEFITS

5.1 Cash-Based Incentives.

(a) Annual Cash Incentives and Commissions. At the regularly scheduled payment date, Apergy shall pay each Apergy Employee, and Dover shall pay each Dover Employee, in each case, who is participating in an annual cash incentive bonus or commission program of a member of the Apergy Group or a member of the Dover Group, as applicable, such Apergy Employee’s and such Dover Employee’s, as applicable, annual incentive bonus or commission under the applicable plan, based on actual performance for 2018.

(b) Long-term Cash Incentives. Each Dover long-term cash incentive award that is held by an Apergy Employee with a performance period that extends beyond the Effective Time will be cancelled and forfeited as of the Effective Time.

5.2 Stock Options and SSARs.

(a) Dover Options and SSARs. Each Dover Option and Dover SSAR that is outstanding immediately prior to the Effective Time and that is held by a Dover Employee or a Former Dover Employee shall be adjusted as of the Effective Time (and shall thereafter be referred to as an “Adjusted Dover Option” or “Adjusted Dover SSAR,” as applicable) as follows:

(i) The number of shares of Dover Common Stock subject to each Adjusted Dover Option and each Adjusted Dover SSAR, as applicable, shall be equal to the product (rounded down to the nearest whole share on an aggregated basis for all Dover Options held by such Dover Employee or Former Dover Employee and for all Dover SSARs held by such Dover Employee or Former Dover Employee, as applicable) of (A) the number of shares of Dover Common Stock subject to the corresponding Dover Option or Dover SSAR, as applicable, immediately prior to the Effective Time and (B) a fraction, the numerator of which is the Pre-Distribution Price of a share of Dover Common Stock and the denominator which is the Post-Distribution Price of a share of Dover Common Stock (such fraction, the “Dover Ratio”).

(ii) The exercise price per share for each Adjusted Dover Option and the strike price per share for each Adjusted Dover SSAR, as applicable, shall be equal to (A) the exercise price or strike price (as the case may be) of the corresponding Dover Option or Dover SSAR, as applicable, immediately prior to the Effective Time divided by (B) the Dover Ratio, rounded up to the nearest whole cent.

(iii) Each Adjusted Dover Option and Adjusted Dover SSAR shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates, and termination provisions and other terms and conditions as were in effect immediately prior to the Effective Time for the corresponding Dover Option and Dover SSAR, as applicable.

(b) Apergy Options and SSARs. Each Dover Option and Dover SSAR that is outstanding immediately prior to the Effective Time and that is held by an Apergy Employee shall, as of the Effective Time, be cancelled and immediately replaced with an Apergy Option or an Apergy SSAR, as applicable, as follows:

(i) The number of shares of Apergy Common Stock subject to each Apergy Option and each Apergy SSAR, as applicable, shall be equal to the product (rounded down to the nearest whole share on an aggregated basis for all Apergy Options held by such Apergy Employee and all Apergy SSARs held by such Apergy Employee, as applicable) of (A) the number of shares of Dover Common Stock subject to the corresponding Dover Option or Dover SSAR, as applicable, immediately prior to the Effective Time and (B) a fraction, the numerator of which is the Pre-Distribution Price of a share of Dover Common Stock and the denominator of which is the Post-Distribution Price of a share of Apergy Common Stock (such fraction, the “Apergy Ratio”).

(ii) The exercise price per share for each Apergy Option and strike price per share for each Apergy SSAR, as applicable, shall be equal to (A) the exercise price or strike price (as the case may be) of the corresponding Dover Option or Dover SSAR, as applicable, immediately prior to the Effective Time divided by (B) the Apergy Ratio, rounded up to the nearest whole cent.

(iii) Each Apergy Option and Apergy SSAR shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates, and termination provisions and other terms and conditions as were in effect immediately prior to the Effective Time for the corresponding Dover Option and Dover SSAR, as applicable.

5.3 Restricted Stock Units.

(a) Dover RSUs. Each Dover RSU that is outstanding immediately prior to the Effective Time and that is held by a Dover Employee, a Former Dover Employee or a non-employee director shall be adjusted as of the Effective Time (and shall thereafter be referred to as an “Adjusted Dover RSU”) as follows:

(i) the number of shares of Dover Common Stock subject to each Adjusted Dover RSU shall be equal to the product (rounded down to the nearest whole share on an aggregated basis) of (A) the number of shares of Dover Common Stock subject to the corresponding Dover RSU immediately prior to the Effective Time and (B) the Dover Ratio.

(ii) Each Adjusted Dover RSU shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions as were in effect immediately prior to the Effective Time for the corresponding Dover RSU.

(b) Apergy RSUs. Each Dover RSU that is outstanding immediately prior to the Effective Time and that is held by an Apergy Employee shall, as of the Effective Time, be cancelled and immediately replaced with an Apergy RSU, as follows:

(i) The number of shares of Apergy Common Stock subject to each Apergy RSU shall be equal to the product (rounded down to the nearest whole share on an aggregated basis) of (A) the number of shares of Dover Common Stock subject to the corresponding Dover RSU immediately prior to the Effective Time and (B) the Apergy Ratio.

(ii) Each Apergy RSU shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions that were in effect immediately prior to the Effective Time for the corresponding Dover RSU, and as of the Effective Time, Apergy shall assume all Liabilities with respect to any dividend equivalents that have been credited in respect of such corresponding Dover RSU, as of the Effective Time.

(c) Dover Performance Shares Held by Apergy Employees. Immediately prior to the Effective Time: (i) each ongoing performance period related to an outstanding Dover Performance Share held by an Apergy Employee shall be terminated and (ii) each such outstanding Dover Performance Share held by an Apergy Employee that relates to a performance period ending after the Effective Time shall be cancelled.

5.4 General. All of the adjustments described in this Article V shall be effected in accordance with Sections 424 and 409A of the Code, to the extent subject thereto.

5.5 Non-U.S. Grants/Awards. In making the adjustments as described in this Article V, the Parties shall use commercially reasonable efforts to preserve, at and after the Effective Time, the value and tax treatment accorded each equity award granted to non-U.S. employees under the Dover Equity Plans and the Apergy Long Term Incentive Plan, as applicable.

5.6 Adoption of Plan. Prior to the Effective Time, Apergy shall have adopted, or shall have caused a member of the Apergy Group to have adopted, the Apergy Long Term Incentive Plan.

5.7 Administration. Each of Dover and Apergy shall establish an appropriate administration system in order to handle exercises and delivery of shares of common stock in an orderly manner and provide reasonable levels of service for equity award holders.

5.8 Registration. The Parties shall use commercially reasonable efforts to maintain effective registration statements with the Commission with respect to the awards described in this Article V, to the extent any such registration statement is required by applicable Law.

5.9 No Effect on Subsequent Awards. The provisions of this Article V shall have no effect on the terms and conditions of equity and equity-based awards granted following the Effective Time by Dover or Apergy, including any such equity and equity-based awards granted pursuant to any Dover Equity Plan or the Apergy Long Term Incentive Plan, as applicable.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. To the maximum extent permitted under applicable Law, Dover and Apergy shall share, and shall cause the members of its respective Group to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Dover Benefit Plans and the Apergy Benefit Plans. Dover and Apergy and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party or any member of its Group, to the extent necessary for such administration. Until the Plan Separation Date, all participant information was provided in the manner and medium applicable to Participating Companies in the Dover Benefit Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information has been and shall be provided in a manner and medium that are compatible with the data processing systems of Dover as in effect as of the Plan Separation Date, unless otherwise agreed to by Dover and Apergy.

6.2 Audit Rights with Respect to Information Provided. Each of Dover and Apergy, and their respective duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.2, which shall require reasonable advance notice by the auditing party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.

6.3 Fiduciary Matters. Dover and Apergy each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any Liabilities caused by the failure to satisfy any such responsibility.

6.4 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any Third Party (such as a vendor or Governmental Entity) and such consent is withheld, Dover and Apergy shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such Third Party to consent, Dover and Apergy shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

6.5 Confidentiality of Employee Information. Except as otherwise set forth in this Agreement, all records, information and data relating to Employees shall, in each case, be subject to the confidentiality provisions of the Separation Agreement and any other applicable agreement and applicable Law, and the provisions of this Section 6.5 shall be in addition to, and not in derogation of, the provisions of the Separation Agreement governing Confidential Information, including Sections 7.5 and 8.6 of the Separation Agreement.

6.6 Cooperation. The Parties agree to use commercially reasonable efforts to cooperate with respect to sharing, retaining, and maintaining data and records that are necessary or appropriate to further the purposes of this Section 6.6 and to administer its respective Benefit Plans to the extent consistent with this Agreement and applicable Law, and the Parties agree to cooperate as long as is reasonably necessary to further the purposes of this Section 6.6. No Party shall charge another Party a fee for such cooperation.

6.7 Subsequent Transfers of Employment. To the extent that the employment of any individuals transfers between any member of the Dover Group and any member of the Apergy Group in the twenty-four (24) month period following the Effective Time, the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such individuals following such transfer, it being understood that (i) it may not be possible to replicate the effect of such provisions under such circumstances and (ii) neither Dover nor Apergy shall be bound by the provisions of this Section 6.7 to assume any Liabilities or transfer any Assets. Notwithstanding the foregoing, for compensation subject to the provisions of Section 409A of the Code, any such subsequent transfer shall be a separation from service from the applicable employer for purposes of such compensation, and the consequences of such separation from service shall be determined in accordance with the terms of the applicable plan or agreement.

ARTICLE VII

GENERAL PROVISIONS

7.1 Complete Agreement. This Agreement, the Separation Agreement and the other Ancillary Agreements, and the exhibits, schedules, and annexes hereto and thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement, or any other Ancillary Agreement, in the case of any conflict between the provisions of the Separation Agreement and the provisions of any Ancillary Agreement, the provisions of the Separation Agreement shall control; provided, however, that in relation to (i) any matters concerning Taxes, the Tax Matters Agreement shall prevail over the Separation Agreement and any other Ancillary Agreement, (ii) any matters governed by this Agreement, this Agreement shall prevail over the Separation Agreement or any other Ancillary Agreement, and (iii) the provision of support and other services after the Effective Time by the Apergy Group to the Dover Group, and vice versa, the Transition Services Agreement shall prevail over the Separation Agreement or any other Ancillary Agreement. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement, the Separation Agreement and the other Ancillary Agreements. The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of Dover, Apergy, or any member of their respective Groups from those contained in this Agreement, the Separation Agreement, and the other Ancillary Agreements.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

7.4 Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile, or by email with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

If to Dover:

Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

Attn: Ivonne M. Cabrera

Facsimile: (630) 743-2670

Email: [email address]

If to Apergy:

Apergy Corporation

2445 Technology Forest Blvd., Building 4, Floor 12

The Woodlands, Texas 77381

Attn: Julia Wright

Email: [email address]

7.5 Termination. Notwithstanding any provision to the contrary, this Agreement shall be of no further force and effect and shall be null and void ab initio if the Separation Agreement is terminated at any time prior to the Effective Time in accordance with Section 10.10 thereof. In the event of such termination, no Party, nor any of its officers, directors, or employees shall have any liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

7.6 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal, or unenforceable provisions with valid, legal, and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provisions.

7.7 Assignment; No Third-Party Beneficiaries. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (by merger, acquisition of assets or otherwise) and permitted transferees and assigns to the same extent as if such successors or permitted transferees and assigns had been an original party to the Agreement. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (i) a Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, but no such assignment shall release the assigning Party from any liability or obligation under this Agreement, and (ii) a Party may assign this Agreement in whole in connection with a bone fide third-party merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment under this clause (ii), the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto. This Agreement is solely for the benefit of the Parties and their respective Affiliates after the Effective Time and their respective permitted successors and assigns, and is not intended to confer upon any Person except the Parties and their respective Affiliates after the Effective Time, and their respective permitted successors and assigns, any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement and nothing in this Agreement, express or implied, (A) shall confer upon Third Parties any remedy, claim, liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement, (B) shall confer any right to employment or continued employment for any period or terms of employment, (C) shall be interpreted to prevent or restrict the Parties from modifying or terminating any Apergy Benefit Plan or Dover Benefit Plan or the employment or terms of employment of any Apergy Employee or Dover Employee, or (D) shall establish, modify or amend any Apergy Benefit Plan or Dover Benefit Plan covering an Apergy Participant or Dover Participant, any collective bargaining agreements, national collective bargaining agreements, or the terms and conditions of employment applicable to an Apergy Employee or a Dover Employee.

7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

7.9 Consent to Jurisdiction. Subject to the provisions of Article VIII of the Separation Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the U.S. District Court for the Southern District of New York (together, the “New York Courts”), for purposes of any Action to compel arbitration or for provisional relief in aid of arbitration in accordance with

Article VIII of the Separation Agreement or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice, or document by U.S. registered mail to such Party’s respective address set forth in Section 7.4 shall be effective service of process for any Action in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 7.9. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

7.10 Dispute Resolution. The resolution of any dispute between the Parties with respect to this Agreement shall be governed by the provisions of the Separation Agreement with respect to the resolution of disputes, including the provisions of Article VIII of the Separation Agreement.

7.11 Specific Performance. The Parties agree that irreparable damage may occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII of the Separation Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any New York Court, and (iii) enforcement of any such award of an arbitral tribunal or a New York Court in any court of the U.S., or any other any court or tribunal sitting in any state of the U.S. or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

7.12 Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

7.13 Rules of Construction.

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the board of directors of a Party may be taken by a committee of the board of directors of such Party if properly delegated by the board of directors of such Party to such committee. Unless the context otherwise requires:

(i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”,

(ii) references in this Agreement to Articles, Sections, Annexes, Exhibits, and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits, and Schedules to, this Agreement,

(iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section, or provision of this Agreement,

(iv) the words “written request” when used in this Agreement shall include email,

(v) the term “commercially reasonable efforts” means efforts which are commercially reasonable to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in, the consummation of a desired result and which do not require the performing Party to expend funds or assume Liabilities other than expenditures and Liabilities which are customary and reasonable in nature and amount in the context of a series of related transactions similar to the Distribution,

(vi) the words “shall” and “will” are used interchangeably and have the same meaning,

(vii) the word “or” shall not be exclusive,

(viii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to, but excluding” and “through” means “through and including”,

(ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified,

(x) reference to any Law (including statutes and ordinances) means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified, or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability,

(xi) references in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein, and

(xii) as described in Section 7.1, to the extent that the terms and conditions of any Schedule hereto conflicts with the express terms of the body of this Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein.

The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

7.14 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid, and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

7.15 Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

7.16 Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party at and after the Effective Time. This Agreement is being entered into by Dover and Apergy on behalf of themselves and the members of their respective Groups (i.e., the Dover Group and the Apergy Group, respectively). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party at and after the Effective Time. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

7.17 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) intended to, or such that the resulting effect is to, materially undermine the effectiveness of any of the provisions of this Agreement, the Separation Agreement, or any other Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution, or payment pursuant to Article VI of the Separation Agreement).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

DOVER CORPORATION

By:	/s/ Ivonne M. Cabrera
Name: Ivonne M. Cabrera
Title: Senior Vice President, General
Counsel & Secretary

[Signature Page to Employee Matters Agreement]

APERGY CORPORATION

By:	/s/ Julia Wright
Name: Julia Wright
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Employee Matters Agreement]